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                                                                       EXHIBIT 2

                               ARTICLES OF MERGER
                                     MERGING
                               FIRST WESTERN CORP.
                                      INTO
                             FIRSTIER BANCORP, INC.

                  THESE ARTICLES OF MERGER, dated this 14th day of September, 1999, pursuant to Section 7 -111-107 of the Colorado Business Corporation Act (hereinafter referred to as the "Colorado Act") and Section 21-20,134 of the Nebraska Business Corporation Act (the "Nebraska Act"), are entered into by and between FirsTier Bancorp, Inc. , a Colorado corporation, and First Western Corp. , a Nebraska Corporation, which are referred to collectively as the Constituent Corporations. These Articles of Merger shall also serve as the plan of merger referred to in Section 7 -111-104(2) of the Colorado Act and Section 21-20, 132 of the Nebraska Act.

                  FIRST: FirsTier Bancorp, Inc. (hereinafter sometimes referred to as the "Surviving Corporation") and First Western Corp. (hereinafter sometimes referred to as "FWC") agree that FWC shall be merged into the Surviving Corporation. The terms and Conditions of the merger and the mode of carrying the same into effect are as herein set forth in these Articles of Merger.

                  SECOND: Firstier Bancorp, Inc, shall be the surviving corporation.

                  THIRD: The principal office of the Surviving Corporation is 11210 Huron Street, Northglenn, Colorado 80234.

                  FOURTH: The principal office of FWC in Nebraska is 115 South Walnut, Kimball, Nebraska 69145.

                  FIFTH: The board of directors of the Surviving Corporation, on September 14th, 1999, by unanimous written consent of the Board of Directors, duly adopted a resolution which declared that a merger upon the terms and conditions set forth in these Articles of Merger was advised, authorized and approved.

                  The board of directors of FWC, on September 14th, 1999, by unanimous written consent of the Board of Directors, duly adopted a resolution which declared that a merger upon the terms and conditions set forth in these Articles of Merger was advised, authorized and approved.

                  SIXTH: These Articles of Merger were duly submitted to and approved by the affirmative vote of one hundred percent (100%) of all of the votes entitled to be cast thereon pursuant to an action by unanimous written consent of the shareholders of Surviving Corporation, as permitted by the Colorado Act.



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                  These Articles and Plan of Merger were duly submitted to and approved by the affirmative vote of one hundred percent (100%) of all of the votes entitled to be cast thereon pursuant to an action by unanimous written consent of the shareholders of FWC as permitted by its Articles of Incorporation and Nebraska Act.

                  SEVENTH: No amendment is made to the Articles of Incorporation of the Surviving Corporation.

                  EIGHTH: The authorized and outstanding capital stock of FWC and the Surviving Corporation are as follows:

                  A. FWC is authorized to issue 50,000,000 shares of common stock, $.001 par value, and 20,000,000 shares of preferred stock, $.001 par value. There are outstanding 144,440 shares of said common stock, said common stock being entitled to vote, No shares of preferred stock are outstanding.

                  B. The Surviving Corporation is authorized to issue 50,000,000 shares of common stock and 20,000,000 shares of preferred stock. There are outstanding 100 shares of common stock, said common stock being entitled to vote, and no shares of said preferred stock are are outstanding.

                  NINTH: The manner and basis of converting or exchanging the issued and outstanding stock of each of the Constituent Corporations into different stock or other consideration and the treatment of any issued stock of the Constituent Corporations not to be so converted or exchanged on the Effective Date (as defined below) of the merger contemplated hereby shall be as follows:

                  A. Each outstanding share of the common stock of FWC, shall thereupon, and without the surrender of stock certificates or any other action, be converted into one fully paid and nonassessable outstanding share of the common stock of the Surviving Corporation. Certificates representing outstanding shares of the common stock of FWC shall thenceforth be deemed to represent the same number of shares of the common stock of the Surviving Corporation and the holders thereof shall have all of the same rights which they would have had if such certificates had been issued by the Surviving Corporation;

                  B. The 100 shares of common stock of the Surviving Corporation owned by FWC shall be canceled and retired, all rights in respect thereof shall cease and the capital of the Surviving Corporation shall be reduced by the FWC capital applicable to such shares; and

                  C. All outstanding options, warrants and other agreements to purchase shares of the common stock of FWC shall become, respectively, options, warrants and agreements to purchase, at the same prices and on the same terms and conditions, the same number of shares of the common stock of the Surviving Corporation.


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                  TENTH: Upon the Effective Date:

                  A. the assets and liabilities of the FWC shall be taken up on, the books of the Surviving Corporation at the amount at which they shall at that time be carried on the books of FWC, and

                  B. all of the rights, privileges, immunities, powers, purposes, and franchises of the FWC, and all property, real, personal and mixed, and all debts due to FWC on whichever account shall be vested in the Surviving Corporation, and all property rights, privileges, immunities, powers, purposes and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation as they were of FWC, and all debts, liabilities, obligations and duties of FWC shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities, obligations and duties had been incurred or contracted by it.

                           The merger provided for by these Articles of merger
                  shall become effective upon filling of these Articles with the Colorado Secretary of State and the Nebraska Secretary of State (the "Effective Date"), and the separate existence of FWC, except insofar as continued by statute, shall cease on the Effective Date.

                           IN WITNESS WHEREOF, each of the Constituent
                  Corporations, pursuant to the approval and authority duly given by resolutions or unanimous written consents adopted by their respective Boards of Directors, have caused these Articles and Plan of Merger to be signed in their respective corporation names by their respective officers and witnessed or attested by their respective Secretaries as of the 14th day of September, 1999, each of whom affirms, under penalties of perjury, that the facts stated herein are true.

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
                                                                                FIRST WESTERN CORP.
                  ATTEST
                  /s/ Michael J. Nelson                                By:     /s/ Timothy D. Wiens
                  ---------------------                                   -------------------------
                  Michael J. Nelson, Secretary                         Timothy D. Wiens, Vice Chairman

                                                                       FIRSTIER BANCORP, INC.

                  ATTEST
                  /s/ Ronald B. James                                  By:     /s/ Timothy D. Wiens
                  -------------------                                     -------------------------
                  Ronald B. James, Secretary                              Timothy D. Wiens, President
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